UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  June 19, 2014

Corinthian Colleges, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-25283	33-0717312
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

6 Hutton Centre Drive, Suite 400, Santa Ana, California		92707
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (714) 427-3000

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01              Regulation FD Disclosure.

In January 2014, Corinthian Colleges, Inc. (the “Company,” “Corinthian,” “we,” “us” or other similar terms) received a letter from the U.S. Department of Education (“ED”) regarding several matters, including a request for extensive information from the Company about placement results and attendance and grade changes for certain prior periods.  The Company subsequently received additional letters from ED in April and May, which, among other matters, expanded the scope of the information requests.  Since its receipt of the first letter in January 2014, the Company has expended substantial resources in making rolling production of responsive documents and data to ED, and expects to devote even more extensive resources to do so as it cooperates with ED in its ongoing review.

On June 12, 2014, the Company received a letter from ED (the “June Letter”) in which ED noted outstanding documentation and data that the Company had yet to provide, and asked questions regarding the data and documents provided to date.  The June Letter also adds additional information requests and seeks action with respect to many of the requested items.  In subsequent communications with ED, the Company has committed to redouble its efforts to provide the requested information and has provided a timetable within which it expects to do so.  To accelerate document production, the Company has re-organized the project, increased executive-level oversight and assigned an additional approximately 100 employees to the effort.

In addition to the foregoing information requests with respect to historical matters, the June Letter also requires the Company to provide additional information to ED, including (i) monthly updates regarding certain student information and disclosures, including as to placements, (ii) disclosure within 10 days of the Company’s receipt of notification with respect to certain categories of adverse regulatory, accreditor or business actions, should they occur in the future, and (iii) immediate notice of the Company’s intent to close or sell any location, among other matters.

In the June Letter, ED also informed the Company that it has transferred all Company schools from Advance Payment to Heightened Cash Monitoring 1 (HCM1), effective immediately, as a result of the extended time the Company has taken to provide requested documents and data.  Under the HCM1 payment method, the Company must, contemporaneous with making disbursements to eligible students and parents, provide ED with certain documentation of the students’ eligibility for Title IV program funds in support of its request for payment from ED in the amount of those disbursements. The Company’s existing practices substantially conform to these additional requirements.

In the ordinary course such funds are available for drawdown by the Company within 24 to 72 hours of the request.  However, ED has imposed an additional stipulation delaying drawdown of the requested funds for a period of 21 days. ED’s transfer of the Company’s schools from the Advance Payment method to HCM1 status, plus the imposition of the 21-day waiting period before drawing down funds, will adversely affect the timing of the Company’s operating cash flows and is expected to result in a significant shortfall in the Company’s operating cash flows.  The Company is seeking relief from ED for the 21-day waiting period required by the June Letter, but has been unsuccessful to date in its efforts to obtain such relief.  If such relief is not provided, the Company’s existing cash balances will be insufficient to sustain it through this transition period, and therefore the Company would need to immediately obtain other sources of liquidity, which may not be available.  The Company has engaged in discussions with its credit facility lenders in order to obtain financing to bridge the shortfall in operating cash flows during this transition period, but the lenders have indicated they will not provide any such financing.  If the Company is unable to timely obtain alternate financing, the Company’s cash flows will not be sufficient to meet its obligations as they become due, which would cause the Company to be unable to continue as a going concern.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CORINTHIAN COLLEGES, INC.

June 19, 2014	/s/ Stan A. Mortensen
Stan A. Mortensen
Executive Vice President and
General Counsel